ASSET PURCHASE AGREEMENT

                                     between

                                  DESIGNS, INC.

                                       and

                            LEVI'S ONLY STORES, INC.







                                   dated as of

                               September 30, 1998

                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement dated as of September 30, 1998 (this "Agreement") is made by and between Designs, Inc., a Delaware corporation ("Designs"), and Levi's Only Stores, Inc., a Delaware corporation ("LOS").

         WHEREAS, Designs and LOS (collectively the "Parties" and each individually a "Party") are in the business of owning and operating family clothing retail stores; and

         WHEREAS, Designs wishes to purchase certain assets from, and assume certain obligations of, LOS related to the 25 stores listed on the Schedule of Stores attached hereto (collectively, the "Stores"); and

         WHEREAS, LOS wishes to sell such assets and delegate such obligations to Designs subject to the terms and conditions set forth below;

         NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1      Definitions

                  When used with initial capital letters in this Agreement, the following terms have the following meanings:

                  "Affiliate" means, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled by, or is under common Control with, the specified Person.

                  "Asset Statement" has the meaning set forth in Section 2.5 of this Agreement.

                  "Assumed Contracts" means those Contracts listed in Schedule
2.1 that Designs will assume.

                  "Base Rate" means the "base" or "reference" rate of interest quoted, from time to time, by Bank of America, N.T. & S.A. at its headquarters in San Francisco, California. Any interest rate specified in this Agreement based upon the "Base Rate" shall be adjusted, from time to time, whenever the Base Rate changes. However, under no circumstances shall the Base Rate at any time exceed the maximum rate permitted by applicable law.

                  "Closing" means the signing and delivery of the Transaction Documents.

                  "Closing Date" means the date the Closing takes place.

                  "Contracts" means all Store Leases and other contracts and understandings to which LOS is a party with respect to any goods and services (for example, utilities) that are used or consumed at any Store.

                  "Control", as applied to any Person, means (and the terms "Controls", "Controlling", "Controlled by" and "under common Control with" refer
to) the direct or indirect ownership of stock or other equity interests, or contract or other rights, in any such case entitling their holder to elect at least 50 percent of the directors or similar functionaries of that Person.

                  "Controversy" means any dispute or claim involving the rights, obligations or liabilities of any Party under any Transaction Document. However, "Controversy" shall not include any dispute which a Transaction Document specifies will be resolved by or referred to an accounting firm or other expert or specialist.

                  "Damages" means all losses, liabilities, damages, deficiencies, judgments, assessments, interests, penalties, fines, costs and expenses (including, without limitation, reasonable fees, disbursements and other charges of attorneys, accountants, consultants, experts and other professionals and irrespective of whether any underlying liability is established). However, "Damages" shall not include any punitive, exemplary or similar damages, it being understood that punitive, exemplary and similar damages shall not be recoverable for any breach of this Agreement.

                  "Lien" means any mortgage, deed of trust, security interest, retention of title or lease for security purposes, pledge, charge, encumbrance, claim, easement, right of way, covenant, restriction, leasehold interest or other right of any kind of any Person in or with respect to any property.

                  "LS&CO." means Levi Strauss & Co., a Delaware corporation.

                  "Person" means any individual or entity including, without limitation, any government body.

                  "Purchase Price" has the meaning set forth in Section 2.3 of this Agreement.

                  "Store Assets" has the meaning set forth in Sections 2.1 and
2.2 of this Agreement.

                  "Store Employee" has the meaning set forth in Section 4.8 of this Agreement.

                  "Store Leases" has the meaning set forth in Section 2.1(a) of this Agreement.

                  "Stores" has the meaning set forth in the preliminary paragraphs of this Agreement.

                  "Transaction Documents" means this Agreement, a First Amendment to the Trademark License Agreement dated November 15, 1996 between Designs and LS&CO. and all other documents, certificates and instruments signed and delivered by one or both of the Parties in order to effect the Closing.

         1.2 Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined in this Agreement have the meanings assigned to them by generally accepted accounting principles.


                                    ARTICLE 2

                           PURCHASE AND SALE OF ASSETS

         2.1 Purchase and Sale of Assets. At the Closing, LOS shall sell and transfer to Designs, and Designs shall purchase from LOS, all of LOS' right, title and interest in and to all Store Assets. The Store Assets consist of:

                  (a) the lease agreements for the real estate occupied by the Stores (the "Store Leases");

                  (b) all fixtures and tangible personal property owned by LOS and located at any Store on the Closing Date, including, for example, furniture, equipment, inventory, supplies, signage and copies, but not originals, of records;

                  (c) all rights that accrue after the Closing under all Assumed Contracts, including, without limitation, purchase orders for inventory ordered but not yet received or paid for;

                  (d) all third party warranties to LOS relating to the Store Assets, whether express or implied, and claims arising under warranties, representations and guaranties made to LOS in connection with the operation of the Stores; and

                  (e)    cash in the Stores in an amount equal to $19,900.

Schedule 2.1 to this Agreement is a list of the Store Assets segregated by Store, excepting items of owned tangible property that had an original cost of less than $1,000. Because LOS prepared Schedule 2.1, any failure to identify any Store Assets on Schedule 2.1 shall not prejudice the right of Designs to those assets.

         Certain Contracts relate also to tangible personal property, other items or services that are also used at stores owned or operated by LOS which are not Stores. Those Contracts shall not be assigned and assumed, as such. However, unless and until Designs enters into a separate agreement with the relevant vendor or a substitute vendor, the Parties shall cooperate in order to do what they can to enable Designs to realize the benefits of those Contracts, subject to the burdens of those Contracts, but with respect to the Stores only, and Designs shall reimburse LOS for its costs related to such benefits and burdens. The Parties shall cooperate to cause the Partnership to obtain such separate agreements as soon as is reasonably practicable. In addition, LOS is party to certain Store-related Contracts which LOS and Designs have decided will not be assigned to Designs and with respect to which Designs will not assume the obligations of LOS .

         2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1, the Store Assets do not include:

                  (a) cash (other than the cash in the Stores described above), cash equivalents, security deposits, accounts receivable, claims, rights to refunds, point-of-sale registers, printers, LED displays, backroom terminals or claims of rights to refunds; and

                  (b) market or other research data and consumer names, addresses, order profiles and other consumer database information relating to the Stores, all of which LOS shall retain. The foregoing notwithstanding, Designs shall be entitled to access to and use of data relating to individual Store customers solely in connection with interactions with customers of the relevant Stores (and not in connection with separate marketing activities to promote businesses or products other than those offered for sale in the Stores) and shall not transfer such data or information to any third party.

         2.3 Purchase Price. The purchase price for the Store Assets (the "Purchase Price") shall be equal to the net book value of the Store Assets as of the Closing determined in accordance with generally accepted accounting principles.

         2.4 Payment. At the Closing, Designs shall pay LOS $10,434,625 in cash, which represents the Parties' preliminary estimate of the Purchase Price (the "Estimated Purchase Price"). Designs shall wire that sum to an account designated by LOS. Further payments or refunds with respect to the Purchase Price, if any, shall be calculated and paid in accordance with Section 2.5.

         2.5 Adjustment. After the Closing, the Parties shall determine the exact Purchase Price as follows:

                  (a) Within 60 days after the Closing, LOS shall deliver a statement to Designs setting forth all the figures needed to determine the net book value of the Store Assets (the "Asset Statement"). The Asset Statement shall be certified by LOS' senior finance manager as having been prepared in accordance with generally accepted accounting principles. Within 30 days after LOS delivers the Asset Statement to Designs, Designs shall (i) accept the Asset Statement or (ii) furnish LOS with a statement objecting to one or more of the figures in the Asset Statement and the basis for its objections and/or requiring that one or more of the figures in the Asset Statement be audited. If Designs does not respond within those 30 days, Designs shall be deemed to have accepted the Asset Statement. LOS shall furnish Designs and its representatives with all information reasonably requested by Designs or its representatives to enable it to assess the Asset Statement both during and after that 30-day period.

                  (b) If Designs timely objects to any aspect of the Asset Statement or, in any event, Designs requests that one or more figures in the Asset Statement be audited, the open issues shall be resolved or the audit shall be performed by an accounting firm jointly selected by Designs and LOS. The firm selected shall be instructed to resolve the matters in controversy within 30 days after it is selected or as soon thereafter as is reasonable. The Parties shall furnish that firm with all information it reasonably requests in order to perform its task and meet that schedule. That firm's resolution of the open issues shall bind both Parties. The Parties shall each pay one-half of the fees and expenses of that firm.

                  (c) Within three business days after the final Asset Statement has been completed (whether by acquiescence, negotiation or binding resolution of the third accounting firm), Designs shall pay an additional amount to LOS or LOS shall refund an amount to Designs (whichever is appropriate) equal to the amount by which the Purchase Price shown on the final Asset Statement differs from the Estimated Purchase Price. That payment or refund shall be accompanied by interest from the Closing Date to the date of the payment or refund calculated at the Base Rate.

                  (d) Computation of the Purchase Price shall reflect any diminution in value of the Store Assets associated with wind, water or other damage caused by Hurricane Georges to the Stores located in Gulfport, Mississippi and Destin, Florida.

         2.6 Assumption of Obligations. Subject to the accuracy of LOS' representations and warranties set forth in Section 4.6, at the Closing, Designs shall assume LOS' obligations under each Assumed Contract listed in Schedule 2.1, to the extent (but only to the extent) that those obligations accrue after the Closing.

         2.7 Gift Certificates and Credits. Before the Closing, LOS issued gift certificates and merchandise credits that are redeemable at the Stores. A number of those certificates and credits are still outstanding. Designs shall honor those certificates and credits after the Closing. Designs shall periodically submit copies of those gift certificates and merchandise credits redeemed after the Closing to LOS or, instead, a statement listing the serial numbers and face amounts of those redeemed certificates and credits. Within thirty (30) days after each such submission, LOS shall pay Designs an amount equal to the total face amount of the redeemed certificates and credits that were the subject of that submission.

         2.8 No Other Assumed Obligations or Liabilities. Designs shall not assume any obligations or liabilities of LOS, except as expressly provided in Sections 2.6 and 2.7. For example, LOS shall retain and discharge all obligations and liabilities associated with its employees, including any of its employees who are hired by Designs, for the period they were or are employed by LOS, including any and all obligations and liabilities for severance, vacation, holidays, personal time, sick time and other compensation and employee benefits.

         2.9 Prorations. In order to implement this Article 2, LOS and Designs shall prorate, as between them, all expenses associated with the Store Assets and the operation of the Stores. They shall do that as of the opening of business on the Closing Date. Examples are utilities, rent (including, for example, common area maintenance charges, taxes and other landlord's charges), insurance premiums (unless and to the extent Designs displaces existing coverage with other coverage), HVAC maintenance charges and security service charges. The prorations shall be based on the number of days elapsed during the relevant period up to, but not including, the Closing Date, unless such proration period would be manifestly unfair. An example of such "unfairness" would be a waterpipe break at a store, two days after the Closing Date, that results in charges for one million gallons of water on the water bill for that Store for the period that up to, but not including, the Closing Date. Under that circumstance, Designs would pay those incremental charges.


                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF DESIGNS

         Designs represents and warrants to LOS that as of the Closing Date:

         3.1 Organization and Authority. Designs is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Designs has also qualified to conduct business or is in the process of qualifying to conduct business in each of the states in which the Stores are located. Designs has all requisite power and authority to enter into and perform the Transaction Documents. The signing, delivery and performance by Designs of the Transaction Documents have been duly and validly authorized by all necessary corporate action on the part of Designs. Each Transaction Document constitutes a valid and binding obligation of Designs enforceable against Designs in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws that generally affect creditors and except as may be limited by general principles of equity. The signing, delivery and performance by Designs of each Transaction Document will not: (a) violate or conflict with any provision of the Certificate of Incorporation or By-laws of Designs; (b) violate, conflict with or result in a breach or termination of any contract or other instrument to which Designs is a party or by which any of its assets is bound; (c) result in the creation of any Lien on any assets of Designs; (d) violate any judgment, order, injunction, decree or award that binds Designs or any of its assets; or (e) constitute a violation of law.

         3.2 Consents and Approvals. Schedule 3.2 to this Agreement lists all consents and approvals of, and filings and registrations with, any Person required in order for Designs to sign, deliver and perform the Transaction Documents. An example is consents from Designs' lenders. Designs has obtained all of those consents and approvals and made all of those filings and registrations.

         3.3 Litigation and Claims. There is no suit, action, investigation or other proceeding pending or, to the best knowledge of Designs, threatened against Designs relating to any of the transactions contemplated by this Agreement.

         3.4 Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Chief Executive Officer and Chief Financial Officer of Designs, acting on authority duly delegated from its Board of Directors, have determined that the value of the assets being acquired by Designs hereunder is less than $15 million. Value, for this purpose, means the higher of the acquisition price set forth in this Agreement and fair market value as contemplated by 16 C.F.R. ss.801.10 promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

         3.5 Brokers and Finders. No broker, finder or other Person acting on behalf of Designs is or will be entitled to any commission, fee or reimbursement in connection with any of the transactions contemplated by this Agreement. LOS shall have no liability to pay any broker, finder or other Person, who may have acted on behalf of Designs, for any commission, fee or reimbursement in connection with the transactions contemplated by this Agreement.


                                    ARTICLE 4

                      REPRESENTATIONS AND WARRANTIES OF LOS

         LOS represents and warrants to Designs that, except as shown on
Schedule 4 to this Agreement, as of the Closing Date:

         4.1 Organization and Authority. LOS and LS&CO. are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. LOS is also duly qualified to conduct business and is in good standing in each of the states in which the Stores are located. LOS has all requisite power and authority to lease and operate the Stores, to carry on the business of the Stores and to enter into and perform the Transaction Documents. The signing, delivery and performance by LOS and LS&CO. of the Transaction Documents have been duly and validly authorized by all necessary corporate action on the part of LOS and LS&CO. Each Transaction Document constitutes a valid and binding obligation of LOS and LS&CO., as the case may be, and is enforceable against LOS and LS&CO. in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws that generally affect creditors and except as may be limited by general principles of equity. The signing, delivery and performance by LOS and LS&CO. of each Transaction Document signed by it will not: (a) violate or conflict with any provision of the Certificate of Incorporation or By-laws of LOS or LS&CO.; (b) violate, conflict with or result in a breach or termination of any contract or other instrument (including any Contract) to which LOS or LS&CO. is a party or by which any of its assets (including any Store Assets) is bound; (c) result in the creation of any Lien on any assets of LOS (including any Store Assets) or LS&CO.; (d) violate any judgment, order, injunction, decree or award that binds LOS or LS&CO. or any of its assets (including any Store Assets); or (e) assuming the accuracy of Designs' representation in Section 3.4, constitute a violation of law.

         4.2 Consents, Permits and Approvals. Schedule 4.2 to this Agreement lists all consents, permits and approvals of, and filings and registrations with, all Persons required in order for LOS to sign, deliver and perform the Transaction Documents and to enable Designs to continue to conduct, at each Store after the Closing, the business that LOS conducted at that Store before the Closing. Examples are consents from landlords under the Store Leases and consents from other parties under other Assumed Contracts. LOS has obtained all of those consents, permits and approvals and made all of those filings and registrations.

         4.3 Litigation and Claims. Except as set forth in Schedule 4.3, there is no suit, action, investigation or other proceeding pending or, to the best knowledge of LOS, threatened against LOS relating to any of the transactions contemplated by this Agreement, any of the Store Assets (whether an Assumed Contract or another asset), any Store or any aspect of the business conducted at any Store. Nor is there any outstanding judgment, order, injunction, decree or award that binds LOS with respect to, or otherwise affects, any of the Store Assets (whether an Assumed Contract or another asset), any Store or any aspect of the business conducted at any Store.

         4.4 Compliance with Laws. Before the Closing, LOS was conducting the business of the Stores in substantial compliance with all laws applicable to LOS including, for example, all laws relating to employees, safety, the environment, consumer protection and land use.

         4.5 Title and Condition. At the Closing, LOS is conveying to Designs good title in and to all the Store Assets free and clear of all Liens. Immediately after the Closing, Designs will have good title to all the Store Assets free and clear of all Liens. Except as set forth on Schedule 4.5, to the best knowledge of LOS: (i) there are no material defects in the premises covered by any of the Store Leases or the real estate on which those premises are located; (ii) the utilities and other systems that serve those premises and real estate are in normal working order and condition, ordinary wear and tear excepted and (iii) all the material fixtures, equipment, furniture and vehicles that are included among the Store Assets, as well as all the material fixtures, equipment, furniture and vehicles leased or otherwise used at the Stores, are also in normal working order and condition, ordinary wear and tear excepted.

         4.6      Contracts. All the Assumed Contracts are identified on
Schedule 2.1. Except as set forth on Schedule 2.1, LOS has given Designs correct and complete copies of all the Assumed Contracts, including copies of all amendments to all the Assumed Contracts and all material written waivers of rights under all the Assumed Contracts. All the Assumed Contracts are legal, valid and binding obligations of LOS. To the knowledge of LOS, all the Assumed Contracts are also legal, valid and binding obligations of the other parties to the Assumed Contracts. Neither LOS nor, to the knowledge of LOS, any other party to any Contract is in material default under any Assumed Contract. Neither LOS nor, to the knowledge of LOS, any other such party has repudiated or purported to repudiate any Assumed Contract. No party to any Assumed Contract other than purchase orders to LS&CO. for inventory is an Affiliate, director or officer of LOS.

         4.7 Financial Statements. Schedule 4.7 contains an income statement and an asset statement for each of the Stores for the periods and as of the dates indicated on Schedule 4.7. Except as set forth on Schedule 4.7, each such income statement and asset statement has been prepared in accordance with generally accepted accounting principles.

         4.8 Employees. Schedule 4.8 contains a complete and accurate list of: (i) each employee of LOS employed at any Store (each such employee is sometimes referred to herein as a "Store Employee") and (ii) each Store Employee's salary or hourly rate currently in effect and annual bonus (last paid or payable), if any. LOS has not and will not, at any time prior to the Closing, increase the compensation payable or to become payable, or the benefits provided to, any Store Employee except in the ordinary course of business consistent with past practices. Except as set forth on Schedule 4.8, all Store Employees are actually at work, and no Store Employee is currently on leave of absence, layoff, military leave, suspension, sick leave, workers' compensation, salary continuance or short or long term disability or otherwise not actively performing such Store Employee's work during normally scheduled business hours. Except as set forth in Schedule 4.8, there are no charges with respect to or relating to the operation of any of the Stores before the Equal Employment Opportunity Commission or any court or government agency relating to discrimination or unlawful employment practices.

         4.9 Employee Relations and ERISA. LOS is not a party to any collective bargaining agreement that covers any of the Store Employees or any other employees who worked at any Store at any time during the 12 months before the Closing. To LOS' best knowledge, no union or other labor organization is attempting or has attempted to organize any of the Store Employees or any such other employees. Except as shown on Schedule 4.9, LOS neither maintains or contributes to, nor has maintained or contributed to, any "employee pension benefit plan" (including any "multiemployer plan") or any "employee welfare benefit plan" (in each such case within the meaning of the of the Employee Retirement Income Security Act of 1974, as amended, or any rule or regulation adopted under that act) in which any Store Employees or any such other employees participate or have participated.

         4.10 Brokers and Finders. No broker, finder or other Person acting on behalf of LOS is or will be entitled to any commission, fee or reimbursement in connection with any of the transactions contemplated by this Agreement.


                                    ARTICLE 5

                                    EMPLOYEES

         At the Closing, LOS shall make all Store Employees available to Designs for hiring by Designs.


                                    ARTICLE 6

                                INDEMNIFICATION

         6.1 By Designs. Designs shall indemnify LOS and LOS' Affiliates and hold them harmless from and against any and all Damages arising from: (a) any breach of any covenant, representation or warranty of Designs set forth in this Agreement; (b) all obligations of LOS to the extent (but only to the extent) that Designs expressly assumed them under Section 2.6 or 2.7 of this Agreement and all liabilities of LOS that arise out of Designs' access to and use of data and information as Designs contemplated by Section 2.2; and (c) all obligations and liabilities of Designs that arise from the ownership or operation of the Stores by Designs after the Closing other than those arising from or related to a breach of one or more of LOS' representations and warranties contained in this Agreement.

         6.2 By LOS. LOS shall indemnify Designs and Designs' Affiliates and hold them harmless from and against any and all Damages arising from (a) any breach of any covenant, representation or warranty of LOS set forth in this Agreement; (b) all obligations and liabilities of LOS that in any way relate to or are connected with the Stores or their operation before the Closing, other than the obligations that Designs expressly assumed under Section 2.6 or 2.7 of this Agreement; and (c) the failure of the Parties to comply with bulk sales laws (if applicable) or any similar laws in connection with the transactions contemplated by this Agreement.

         6.3 Indemnification Rules. Indemnification under this Article 6 shall be governed by the rules set forth in Schedule 6.3 to this Agreement.

         6.4 Deductible. Notwithstanding anything to the contrary in this Agreement or otherwise provided by law, neither Party shall be required to indemnify the other Party or the other Party's Affiliates unless the total amount required to be so indemnified exceeds $10,000 (for all matters combined), in which case the amount indemnified shall be the amount in excess of $10,000.

         6.5 Limitation. Notwithstanding anything to the contrary in this Agreement or otherwise provided by law, neither Party shall be required to indemnify the other Party or the other Party's Affiliates for any amount (for all matters combined) in excess of the Purchase Price.

         6.6 Survival. The covenants, representations and warranties set forth in this Agreement shall survive the Closing.

                                    ARTICLE 7

                               DISPUTE RESOLUTION

         Any Controversy under this Agreement or with respect to any of the subjects treated in this Agreement shall be resolved, if possible, by the good faith efforts of LOS and Designs including, if other efforts fail, a face-to-face meeting between a senior manager of LOS and a senior manager of Designs. If any Controversy is not settled by such efforts within 30 days after LOS or Designs requests such a meeting, either of them shall be entitled to cause the Controversy to be resolved by an arbitrator employed by JAMS/Endispute. If Designs initiates arbitration, the arbitration shall be conducted in San Francisco, California. If LOS initiates arbitration, the arbitration shall be conducted in Boston, Massachusetts. The arbitration shall be conducted in accordance with JAMS/Endispute's then-applicable Rules of Practice and Procedure for Arbitration. Pending the completion of any arbitration proceeding, obligations not in dispute shall continue to be performed. Except as provided below, such arbitration shall be the Parties' exclusive formal means of resolving any such Controversy. The decision of the arbitrator shall be final and binding on both Parties. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction. Notwithstanding the foregoing, to preserve rights or prevent or mitigate Damages and in aid of the arbitration process, LOS or Designs may apply to such a court for temporary or preliminary injunctive or other equitable relief pending the results of the arbitration. However, if the final decision of the arbitrator is inconsistent with any such relief so obtained, the arbitrator's final decision shall preempt that relief. Notwithstanding any other provision of this Article 7, any dispute relating to the amount of the Purchase Price shall be resolved in accordance with Section 2.5.


                                    ARTICLE 8

                                  MISCELLANEOUS

         8.1 Sales and Lease Transfer Tax. Each Party shall pay one-half of any sales or lease transfer taxes payable in connection with the transactions contemplated by this Agreement.

         8.2 Further Assurances. After the Closing, each Party, at its own expense, shall sign and deliver all documents, and take all other actions, reasonably requested by the other Party in order to memorialize, better effectuate or perfect the sale and transfer of the Store Assets to Designs and Designs' assumption of the obligations required by Section 2.6 of this Agreement. Without limiting the generality of the foregoing, LOS agrees to cooperate with and assist Designs in obtaining the benefits of all third party warranties related to the Store Assets.

         8.3 Successors and Assigns. The Parties shall not assign any of their rights or delegate any of their duties under this Agreement. Any purported assignment or delegation in violation of this Agreement shall be void.

         8.4 Amendments. All amendments to this Agreement must be in writing and be signed by both Parties.

         8.5 Notices. All notices under this Agreement shall be in writing and shall be deemed to have been duly given only if and when delivered by hand, by overnight delivery service or by telecopier, in all cases with receipt confirmed, to the appropriate addressees and the addresses or telecopier numbers set forth below, or to such other addressees, addresses or telecopier numbers as may be designated by notice given in accordance with this section:

                  If to LOS:                      With a Copy to:

                  Levi's Only Stores, Inc.        Levi Strauss & Co.
                  1159 Dublin Road                Levi's Plaza
                  Columbus, OH 43215              1155 Battery Plaza
                  Attention:                      San Francisco, CA 94111
                  Facsimile: (614) 232-5580       Attention: General Counsel/LOS
                                                  Facsimile:(415) 501-7650

                  If to Designs:                  With a Copy to:

                  Designs, Inc.                   Designs, Inc.
                  66 B Street                     66 B Street
                  Needham, MA 02494               Needham, MA 02494
                  Attention: President            Attention: General Counsel
                  Facsimile: (781) 449-8666       Facsimile: (781) 449-8666

         8.6 Counterparts. This Agreement may be signed in one or more counterparts. Each counterpart shall be deemed an original of this Agreement.

         8.7 Entire Agreement. This Agreement (including the Schedules to this Agreement) and the other Transaction Documents contain all the understandings between the Parties with respect to the subject matter of this Agreement. They supersede all prior and contemporaneous agreements and understandings among the Parties and their Affiliates relating to that subject matter.

         8.8 Severability. If any portion of this Agreement is determined to be invalid or unenforceable, it shall be modified rather than voided, if possible, in order to carry out the intent of this Agreement. In any event, the remainder of this Agreement shall be valid and enforceable to the fullest extent possible.

         8.9 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective Affiliates and is not for the benefit of any third party.

         8.10 Costs of Enforcement. If either Party to this Agreement seeks to enforce its rights under this Agreement by formal proceedings or otherwise, the non-prevailing Party shall pay all costs and expenses incurred by the prevailing Party (who shall be the Party which obtains substantially the relief it sought, whether by settlement, compromise or judgment), including all reasonable attorneys' fees and costs.

         8.11 Expenses. Each Party shall pay its own expenses incurred in negotiating and drafting this Agreement and the other Transaction Documents and in effecting the Closing.

         8.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and to be performed within Delaware by Delaware residents.

         8.13 Public Announcements. Except for announcements or filings required by law, without the prior consent of the other Party, each Party will not issue or permit any of its subsidiaries, directors, officers, employees or agents to issue any press release or other information t the press or any third party with respect to this Agreement or the transactions contemplated hereby.

         8.14 Certain Matters of Construction. A reference to an Article, Section or Schedule shall mean an Article of, Section in or Schedule to, this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have entered into this Asset Purchase Agreement as of the date first above written.

                                            LEVI'S ONLY STORES, INC.


                                            By  /s/ Marion White
                                               ________________________________
                                               Marion White, Vice President


                                            DESIGNS,  INC.


                                            By  /s/ Joel H. Reichman
                                                _____________________________
                                                Joel H. Reichman, President